Exhibit 99.1

For further information contact:

Investor Relations:

Brian Turcotte

901.597.3282

Brian.Turcotte@servicemaster.com

Media:

Michael Wassmer

901.597.1706

Michael.Wassmer@servicemaster.com

ServiceMaster Global Holdings, Inc. Reports

Fourth-Quarter and Full-Year 2017 Financial Results

Fourth-Quarter and Full-Year 2017 Results

•	Revenue increased five percent to $666 million for fourth quarter and six percent to $2,912 million for full year
•

Net income of $306 million, or $2.26 per share, in the fourth quarter, versus $31 million, or $0.23 per share, a year ago, and $510 million, or $3.76 per share, for full year, versus $155 million, or $1.13 per share, a year ago, primarily due to the impact of Tax Cuts and Jobs Act

•	Net income favorably impacted by $271 million, or $2.00 per share, related to adjustment to deferred income taxes driven by enactment of Tax Cuts and Jobs Act
•

Adjusted net income(1) of $48 million, or $0.35 per share, in the fourth quarter, versus $60 million, or $0.44 per share, a year ago, and $286 million, or $2.11 per share, for full year, versus $281 million, or $2.04 per share, a year ago

•	Adjusted EBITDA(2) decreased seven percent to $135 million for fourth quarter and increased two percent to $678 million for full year
•	Continued strong cash flow conversion in 2017
•

ServiceMaster entered into an agreement to purchase and combine its Terminix national account pest control operations with Copesan Services, Inc., one of the largest national providers of commercial pest management in the country

Full-Year 2018 Outlook

•

Revenue guidance between $3,015 million and $3,045 million, or growth over prior year between four percent and five percent, and Adjusted EBITDA between $690 million and $705 million, or growth between two percent and four percent over prior year.  The 2018 outlook assumes AHS remains with the Company for the full year and excludes the impact of any costs related to the planned separation of AHS in the third-quarter 2018 and any potential acquisitions

MEMPHIS, TENN. — February 27, 2018  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced unaudited fourth-quarter and full-year 2017 results.

Fourth-Quarter 2017 Results
For the fourth quarter, the company reported a year-over-year revenue increase of five percent. The increase in revenue was driven primarily by eight percent organic growth at American Home Shield (“AHS”) and the impact of acquiring Landmark Home Warranty (“Landmark”) in November 2016. Fourth-quarter 2017 net income was $306 million, or $2.26 per share, versus $31 million, or $0.23 per share, in the same period in 2016. Fourth-quarter net income was favorably impacted by a $271 million adjustment to deferred income taxes driven by the enactment of the Tax Cuts and Jobs Act on December 22, 2017. Fourth-quarter 2017 adjusted EBITDA was $135 million, a year-over-year decrease of $9 million, or seven percent, driven by an $11 million decline at Terminix. Fourth-quarter 2017 adjusted net income was $48 million, or $0.35 per share versus $60 million, or $0.44 per share, for the same period in 2016.

“In the fourth quarter, we executed on our strategies to deliver long-term growth by continuing to make much needed investments in our Terminix business, including strengthening our business leadership, enhancing process and systems capabilities, and empowering our technicians to significantly improve the customer experience we provide,” said chief executive officer Nik Varty. “At American

Home Shield and the Franchise Services Group, strong revenue increases reflected our continued focus on growth through improving customer service.”

Full-Year 2017 Results
For the full year, the company reported a year-over-year revenue increase of six percent. The increase in revenue was driven primarily by eight percent organic growth at AHS and the impact of acquiring both OneGuard Home Warranty (“OneGuard”) in June 2016 and Landmark. Full-year 2017 net income was $510 million, or $3.76 per share, versus full-year 2016 net income of $155 million, or $1.13 per share. Full-year 2017 net income was favorably impacted by the $271 million adjustment to deferred income taxes driven by the enactment of the Tax Cuts and Jobs Act on December 22, 2017. The year-over-year comparison was also favorably impacted by full-year 2016 pre-tax income including charges for fumigation-related matters of $93 million and an insurance reserve adjustment of $23 million. Full-year 2017 Adjusted EBITDA was $678 million, a year-over-year increase of $11 million, or two percent, driven largely by increases at AHS and the Franchise Services Group of $40 million and $8 million, respectively, and mostly offset by a $41 million decline at Terminix, primarily due to business transformation initiatives, including investments in sales and marketing to drive growth and production labor to improve the customer experience. Full-year 2017 adjusted net income was $286 million, or $2.11 per share, versus full-year 2016 adjusted net income of $281 million, or $2.04 per share.

Varty added, “We are making good progress on our strategic transformation plan at Terminix, where we believe our emphasis on customer service and technician empowerment will continue to create momentum in 2018. Overall, our business continues to benefit from strengthening our leadership team and driving greater accountability.

“In addition, we remain on track with our previously announced plans to spin off American Home Shield in the third quarter of 2018. The planned spin-off will better position both AHS and ServiceMaster for the future, allowing them to pursue distinct strategies and growth opportunities,” Varty concluded.

Consolidated Performance

	Three Months Ended December 31,				Year Ended December 31,
$ millions	2017	2016	B/(W)		2017	2016	B/(W)
Revenue	$666	$633	$32		$2,912	$2,746	$165
YoY growth			5.1%				6.0%
Gross Margin	294	288	5		1,360	1,298	62
% of revenue	44.1%	45.5%	(1.4)	pts	46.7%	47.3%	(0.6)	pts
SG&A	(182)	(166)	(16)		(773)	(711)	(62)
% of revenue	27.3%	26.1%	(1.2)	pts	26.6%	25.9%	(0.7)	pts
Income from Continuing Operations before Income Taxes	57	41	16		370	241	128
% of revenue	8.6%	6.5%	2.1	pts	12.7%	8.8%	3.9	pts
Net Income	306	31	275		510	155	355
% of revenue	45.9%	4.9%	41.0	pts	17.5%	5.6%	11.9	pts
Adjusted Net Income(1)	48	60	(12)		286	281	5
% of revenue	7.2%	9.4%	(2.2)	pts	9.8%	10.2%	(0.4)	pts
Adjusted EBITDA(2)	135	144	(9)		678	667	11
% of revenue	20.3%	22.8%	(2.5)	pts	23.3%	24.3%	(1.0)	pts
Net Cash Provided from Operating Activities from Continuing Operations	73	111	(38)		413	325	88
Free Cash Flow(3)	46	100	(54)		338	270	69

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended December 31, 2017					Year Ended December 31, 2017
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2017	B/(W) vs. PY	2017	B/(W) vs. PY		2017	B/(W) vs. PY	2017	B/(W) vs. PY
Terminix	$353	$4	$62	$(11)		$1,541	$18	$330	$(41)
YoY growth / % of revenue		1.0%	17.4%	(3.4)	pts		1.2%	21.4%	(2.9)	pts
American Home Shield	257	23	51	—		1,157	137	260	40
YoY growth / % of revenue		10.0%	19.7%	(1.8)	pts		13.4%	22.5%	0.9	pts
Franchise Services Group	55	5	22	1		212	12	87	8
YoY growth / % of revenue		11.0%	40.5%	(2.3)	pts		6.0%	41.0%	1.6	pts
Corporate(4)	—	—	1	—		2	(1)	1	4
Total	$666	$32	$135	$(9)		$2,912	$165	$678	$11
YoY growth / % of revenue		5.1%	20.3%	(2.5)	pts		6.0%	23.3%	(1.0)	pts

Reconciliations of net income to adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported a one percent year-over-year revenue increase in the fourth quarter of 2017 as increases in core termite control and wildlife exclusion sales were offset by a decline in core pest control revenue, including the expected decline in revenue associated with the prior acquisition of Alterra Pest Control. Adjusting to remove the impact of Alterra customer attrition, revenue would have grown two percent in the fourth quarter of 2017. Adjusted EBITDA decreased 15 percent, or $11 million, versus prior year, primarily reflecting an $8 million increase in sales and marketing costs, a $1 million increase in termite damage claims, a $1 million increase in insurance costs, $2 million increase in other costs and a $1 million increase in production labor costs associated with the company’s effort to improve safety, customer service and retention, offset, in part, by a $1 million increase in revenue conversion.

For the full year, Terminix reported a one percent year-over-year revenue increase as growth in core termite control and wildlife exclusion, insulation and mosquito sales were offset by a decline in core pest control revenue, including the expected $19 million decline in revenue associated with the prior acquisition of Alterra Pest Control. Hurricanes Harvey and Irma also negatively impacted 2017 third quarter revenue by $4 million as the result of 53 branches, primarily in Texas and Florida, being temporarily closed for a period of time in August and September. Adjusting to remove the impact of Alterra customer attrition, revenue would have grown two percent versus prior year. Adjusted EBITDA decreased 11 percent, or $41 million, versus prior year, primarily reflecting a $20 million increase in sales and marketing costs, a $11 million increase in production labor costs associated with the company’s effort to improve safety, customer service and retention, a $10 million increase in termite damage claims, a $6 million increase in insurance costs, a $3 million increase in other costs and a $3 million impact due to the revenue loss caused by hurricanes Harvey and Irma, offset, in part by a $10 million increase in revenue conversion.

American Home Shield

American Home Shield reported a 10 percent year-over-year revenue increase in the fourth quarter of 2017 driven by new unit sales growth, improved price realization and the impact of the Landmark acquisition. AHS’s organic revenue growth was eight percent in the fourth quarter versus prior year. For the quarter, Adjusted EBITDA increased one percent versus prior year, primarily reflecting a $10 million increase from the conversion of higher organic revenue and a $1 million decrease in other costs, offset, in part, by an $8 million increase in claims costs due primarily to higher incidence rates, a $3 million increase in sales and marketing costs and a $1 million increase in call center costs. The increase in sales and marketing costs was driven by increased marketing spending to drive sales growth and the increase in customer care center service costs related to an investment to improve customer service levels.

For the full year, American Home Shield reported a 13 percent year-over-year revenue increase driven by an increase in new unit sales, improved price realization and the impact of the OneGuard and Landmark acquisitions. AHS’s organic revenue growth was eight percent versus prior year. Adjusted EBITDA increased 18 percent, or $40 million versus prior year, primarily reflecting a $47 million increase from the conversion of higher organic revenue, $12 million associated with the OneGuard and Landmark acquisitions and a $4 million decrease in other general and administrative costs, offset, in part, by an $8 million increase in claims costs, a $6 million increase in customer care center costs, a $5 million increase in sales and marketing costs and the non-recurring prior year investment gains of $3 million.

Franchise Services Group

The Franchise Services Group reported an 11 percent year-over-year revenue increase in the fourth quarter of 2017 driven by higher royalty fee revenue related to disaster restoration services and janitorial national accounts revenue, offset, in part, by a decrease in product sales. Adjusted EBITDA increased five percent, or $1 million, versus prior year, primarily reflecting a $2 million increase in revenue conversion, offset, in part, by a $1 million increase in sales and marketing costs and a $1 million increase in general and administrative costs.

For the full year, the Franchise Services Group reported a six percent year-over-year revenue increase primarily driven by higher royalty fee revenue related to disaster restoration services and janitorial national accounts revenue, offset, in part, by a decrease in revenue from the Merry Maids branch conversions, which was completed in 2016. Excluding the Merry Maids branch conversions and a master distributor acquisition, revenue would have increased eight percent versus prior year. Adjusted EBITDA increased 10 percent, or $8 million, versus prior year, primarily reflecting an $8 million increase from the conversion of higher revenue, a $1 million decrease in other costs and a $1 million increase related to previously company-owned Merry Maid branches converted to franchises, offset, in part, by a $1 million increase in sales and marketing costs.

Cash Flow

For the year ended December 31, 2017, net cash provided from operating activities from continuing operations increased to $413 million from $325 million for the year ended December 31, 2016. Net cash provided from operating activities in 2016 included $90 million in payments related to fumigation matters.

Net cash used for investing activities from continuing operations was $85 million for the year ended December 31, 2017 compared to $133 million for the year ended December 31, 2016. During the year ended December 31, 2017, we used $13 million on business acquisitions compared to $121 million in the 2016 period.

Net cash used for financing activities from continuing operations was $152 million for the year ended December 31, 2017 compared to $102 million for the year ended December 31, 2016. During the year ended December 31, 2017, we used $85 million to purchase 2.2 million shares of company stock compared to $60 million to purchase 1.6 million shares of company stock in the 2016 period. Additionally, we used $31 million for the year ended December 31, 2017 to purchase a portion of our 7.25% notes maturing in 2038.

Free cash flow(3) was $338 million for the year ended December 31, 2017 compared to $270 million for the year ended December 31, 2016.

Full-Year 2018 Outlook

The 2018 outlook assumes AHS remains with the Company for the full year and excludes the impact of any costs related to the planned separation of AHS in the third quarter of 2018 and any potential acquisitions.

The company expects full-year 2018 revenue to range from $3,015 million to $3,045 million, or an increase of between four percent and five percent compared to 2017. Full-year 2018 Adjusted EBITDA is anticipated to range from $690 million to $705 million, or an increase of between two percent and four percent compared to 2017.

The company expects organic revenue growth at Terminix to range from one percent to two percent for full-year 2018 compared to prior year. The company expects high single-digit organic revenue growth at American Home Shield and mid-single-digit organic revenue growth at the Franchise Services Group for full-year 2018 compared to prior year.

A reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Other Matters

American Home Shield Spin-Off

On July 26, 2017, the company announced that it intends to separate its AHS business from its Terminix and Franchise Services Group businesses by means of a spin-off of the AHS business to company shareholders, resulting in two publicly traded companies. The spin-off would create two independent companies each with an enhanced strategic focus, simplified operating structure, distinct investment identity and strong financial profile. The transaction is expected to be completed in the third quarter of 2018, subject to satisfaction of customary conditions, including the effectiveness of a Registration Statement on Form 10, receipt of a favorable ruling from the IRS concerning certain tax matters and final approval by the company’s board of directors, and it is intended to qualify as a tax-free distribution to the company’s shareholders for U.S. federal income tax purposes. ServiceMaster chief executive officer Nik Varty and chief financial officer Tony DiLucente will remain with ServiceMaster following the separation of the AHS business.

Copesan Services, Inc. Transaction

On February 26, 2018, ServiceMaster entered into an agreement to purchase and combine its Terminix national account pest control operations with Copesan Services, Inc., one of the largest national providers of commercial pest management in the country. This combination would significantly improve Terminix’s capabilities in commercial pest control as Copesan, under its brand, would provide us with significant expertise, reputation and processes for delivering pest management solutions to sophisticated commercial customers. The transaction is expected to close in the next 30 to 45 days, subject to satisfaction of customary conditions and regulatory approval. This reiterates the strong commitment ServiceMaster has made to focus on, and grow, the Terminix commercial pest control business.

Fumigation-Related Matters

As previously disclosed, on January 20, 2017, the company entered into a plea agreement in connection with the investigation initiated by the United States Department of Justice related to the U.S. Virgin Islands matter. In 2017, we pled guilty to four misdemeanor charges. In the fourth quarter of 2017, the court sentenced us in this matter and, under the terms of such, we agreed to pay fines, community service and government costs totaling $11 million. We had previously recorded $10 million of charges for this matter as of December 31, 2016.

Share Repurchase Program

On February 23, 2016, the company’s board of directors authorized a three-year share repurchase program, under which the company may purchase up to $300 million of outstanding shares of common stock. No shares were repurchased during the fourth-quarter 2017. As of December 31, 2017, we have repurchased 3.9 million outstanding shares at an aggregate cost of $145 million under this program.

Fourth-Quarter 2017 Earnings Conference Call

The company will discuss its fourth-quarter 2017 financial and operating results during a conference call at 8 a.m. central time (9 a.m. eastern time) today, February 27, 2018. To participate on the conference call, interested parties should call 800.939.4079 (or international participants, 212.231.2902. Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page. The call will be available for replay until March 29, 2018. To access the replay of this call, please call 800.633.8284 and enter reservation number 21882230 (international participants: 402.977.9140, reservation number 21882230). You may also review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes American Home Shield (home service plans), AmeriSpec (home inspections), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2018 revenue and Adjusted EBITDA outlook and organic revenue growth projections, as well as statements with respect to the potential separation of AHS from ServiceMaster and the distribution of AHS shares to ServiceMaster shareholders. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: uncertainties as to the timing of the spin-off or whether it will be completed at all, the results and impact of the announcement of the proposed spin-off, the failure to satisfy any conditions to complete the spin-off, the expected tax treatment of the spin-off, the increased demands on management to prepare for and accomplish the spin-off, the incurrence of significant transaction costs, the impact of the spin-off on the businesses of ServiceMaster and AHS, and the failure to achieve anticipated benefits of the spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable

GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_________________________________________________

 (1) Adjusted net income is defined as net income before: amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; restructuring charges; gain on sale of Merry Maids branches; impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(2) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; non-cash stock-based compensation expense; restructuring charges; gain on sale of Merry Maids branches; non-cash impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; provision for income taxes; loss on extinguishment of debt and interest expense. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4) Corporate includes The ServiceMaster Acceptance Company Limited Partnership (SMAC) and the unallocated expenses of our corporate functions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$666	$633	$2,912	$2,746
Cost of services rendered and products sold	372	345	1,552	1,448
Selling and administrative expenses	182	166	773	711
Amortization expense	6	8	27	33
401(k) Plan corrective contribution	—	1	(3)	2
Fumigation related matters	2	—	4	93
Insurance reserve adjustment	—	—	—	23
Impairment of software and other related costs	—	—	2	1
Restructuring charges	10	4	34	17
Gain on sale of Merry Maids branches	—	—	—	(2)
Interest expense	38	38	150	153
Interest and net investment income	(1)	(1)	(4)	(6)
Loss on extinguishment of debt	—	32	6	32
Income from Continuing Operations before Income Taxes	57	41	370	241
Provision for income taxes	(249)	9	(139)	85
Equity in losses of joint venture	—	—	—	(1)
Income from Continuing Operations	306	31	509	155
Gain (loss) from discontinued operations, net of income taxes	—	—	—	(1)
Net Income	$306	$31	$510	$155
Total Comprehensive Income	$310	$47	$518	$173
Weighted-average common shares outstanding - Basic	135.1	134.9	134.4	135.3
Weighted-average common shares outstanding - Diluted	135.4	136.6	135.4	137.3
Basic Earnings Per Share:
Income from Continuing Operations	$2.26	$0.23	$3.79	$1.15
Gain (loss) from discontinued operations, net of income taxes	—	—	—	—
Net Income	2.26	0.23	3.79	1.14
Diluted Earnings Per Share:
Income from Continuing Operations	$2.26	$0.23	$3.76	$1.13
Gain (loss) from discontinued operations, net of income taxes	—	—	—	—
Net Income	2.26	0.23	3.76	1.13

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	December 31,	December 31,
	2017	2016
Assets:
Current Assets:
Cash and cash equivalents	$475	$291
Marketable securities	25	25
Receivables, less allowances of $23 and $22, respectively	570	536
Inventories	41	43
Prepaid expenses and other assets	94	70
Deferred customer acquisition costs	36	34
Total Current Assets	1,242	998
Other Assets:
Property and equipment, net	237	210
Goodwill	2,256	2,247
Intangible assets, primarily trade names, service marks and trademarks, net	1,692	1,708
Restricted cash	89	95
Notes receivable	41	37
Long-term marketable securities	22	19
Other assets	68	71
Total Assets	$5,646	$5,386
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$115	$112
Accrued liabilities:
Payroll and related expenses	63	54
Self-insured claims and related expenses	117	111
Accrued interest payable	15	16
Other	56	60
Deferred revenue	663	629
Current portion of long-term debt	144	59
Total Current Liabilities	1,174	1,042
Long-Term Debt	2,643	2,772
Other Long-Term Liabilities:
Deferred taxes	493	719
Other long-term obligations, primarily self-insured claims	169	167
Total Other Long-Term Liabilities	662	886
Commitments and Contingencies
Shareholders’ Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 146,662,232 shares issued and 135,141,048 outstanding at December 31, 2017 and 144,339,338 shares issued and 135,030,283 outstanding at December 31, 2016)	2	2
Additional paid-in capital	2,321	2,274
Accumulated deficit	(895)	(1,405)
Accumulated other comprehensive loss	5	(3)
Less common stock held in treasury, at cost (11,521,184 shares at December 31, 2017 and 9,309,055 shares at December 31, 2016)	(267)	(182)
Total Shareholders' Equity	1,167	686
Total Liabilities and Shareholders' Equity	$5,646	$5,386

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2017	2016	2015
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$386	$296	$389
Cash Flows from Operating Activities from Continuing Operations:
Net Income	510	155	160
Adjustments to reconcile net income to net cash provided from operating activities:
(Gain) loss from discontinued operations, net of income taxes	—	1	2
Equity in losses of joint venture	—	1	—
Depreciation expense	76	61	47
Amortization expense	27	33	38
Amortization of debt issuance costs	5	5	5
401(k) Plan corrective contribution	(3)	2	23
Fumigation related matters	4	93	9
Payments on fumigation related matters	(12)	(90)	(1)
Insurance reserve adjustment	—	23	—
Impairment of software and other related costs	2	1	—
Gain on sale of Merry Maids branches	—	(2)	(7)
Loss on extinguishment of debt	6	32	58
Deferred income tax provision	(226)	22	60
Stock-based compensation expense	12	13	10
Gain on sale of marketable securities	—	(3)	(6)
Restructuring charges	34	17	5
Cash payments related to restructuring charges	(19)	(10)	(7)
Other	9	(3)	8
Change in working capital, net of acquisitions:
Receivables	(35)	(40)	(44)
Inventories and other current assets	4	(6)	5
Accounts payable	(1)	7	18
Deferred revenue	33	44	38
Accrued liabilities	13	(28)	1
Accrued interest payable	(1)	6	(24)
Current income taxes	(23)	(8)	2
Net Cash Provided from Operating Activities from Continuing Operations	413	325	398
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(77)	(56)	(40)
Government grant fundings for property additions	2	—	—
Sale of equipment and other assets	4	8	14
Other business acquisitions, net of cash acquired	(13)	(121)	(92)
Purchases of available-for-sale securities	(46)	(6)	(6)
Sales and maturities of available-for-sale securities	48	49	32
Origination of notes receivable	(102)	(100)	(98)
Collections on notes receivable	100	97	92
Other investments	(1)	(3)	—
Net Cash Used for Investing Activities from Continuing Operations	(85)	(133)	(98)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	2,400	583
Payments of debt	(97)	(2,417)	(923)
Discount paid on issuance of debt	—	(4)	(2)
Debt issuance costs paid	—	(34)	(5)
Call premium paid on retirement of debt	(1)	—	(49)
Repurchase of common stock and RSU vesting	(85)	(60)	—
Issuance of common stock	30	13	16
Net Cash Used for Financing Activities from Continuing Operations	(152)	(102)	(381)
Cash Flows from Discontinued Operations:
Cash used for operating activities	—	—	(11)
Net Cash Used for Discontinued Operations	—	—	(11)
Effect of Exchange Rate Changes on Cash	1	—	(2)
Cash Increase (Decrease) During the Period	177	89	(92)
Cash and Cash Equivalents and Restricted Cash at End of Period	$563	$386	$296

The following table presents reconciliations of net income to adjusted net income.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2017	2016	2017	2016
Net Income	$306	$31	$510	$155
Amortization expense	6	8	27	33
401(k) Plan corrective contribution	—	1	(3)	2
Fumigation related matters	2	—	4	93
Insurance reserve adjustment	—	—	—	23
Restructuring charges	10	4	34	17
Gain on sale of Merry Maids branches	—	—	—	(2)
Impairment of software and other related costs	—	—	2	1
(Gain) loss from discontinued operations, net of income taxes	—	—	—	1
Loss on extinguishment of debt	—	32	6	32
Tax impact of adjustments	(5)	(17)	(23)	(73)
Impact of tax law change on deferred taxes	(271)	—	(271)	—
Adjusted Net Income	$48	$60	$286	$281
Weighted average diluted common shares outstanding	135.4	136.6	135.4	137.3
Adjusted earnings per share	$0.35	$0.44	$2.11	$2.04

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2017	2016	2017	2016
Net Cash Provided from Operating Activities from Continuing Operations	$73	$111	$413	$325
Property additions and Government grant fundings for property additions	(27)	(11)	(75)	(56)
Free Cash Flow	$46	$100	$338	$270

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2017	2016	2017	2016
Net Income	$306	$31	$510	$155
Depreciation and amortization expense	26	26	103	94
401(k) Plan corrective contribution	—	1	(3)	2
Fumigation related matters	2	—	4	93
Insurance reserve adjustment	—	—	—	23
Non-cash stock-based compensation expense	2	3	12	13
Restructuring charges	10	4	34	17
Gain on sale of Merry Maids branches	—	—	—	(2)
Non-cash impairment of software and other related costs	—	—	2	1
(Gain) loss from discontinued operations, net of income taxes	—	—	—	1
Provision for income taxes	(249)	9	(139)	85
Loss on extinguishment of debt	—	32	6	32
Interest expense	38	38	150	153
Adjusted EBITDA	$135	$144	$678	$667

Terminix	$62	$73	$330	$371
American Home Shield	51	50	260	220
Franchise Services Group	22	21	87	79
Corporate	1	—	1	(3)
Adjusted EBITDA	$135	$144	$678	$667

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	December 31,
(In millions)	2017	2016	Growth		Acquired		Organic
Pest Control	$209	$209	$0	0%	$1	0%	$(1)	(1)%
Termite and Other Services(2)	123	120	3	2%	0	0%	3	2%
Other	21	20	1	6%	—	—%	1	6%
Total revenue	$353	$349	$4	1%	$1	0%	$3	1%

	Year Ended
	December 31,
(In millions)	2017	2016	Growth		Acquired		Organic
Pest Control(1)	$867	$875	$(8)	(1)%	$8	1%	$(16)	(2)%
Termite and Other Services	593	571	22	4%	3	0%	19	3%
Other	81	77	4	5%	—	—%	4	5%
Total revenue	$1,541	$1,524	$18	1%	$10	1%	$7	0%

(1)

For the year ended December 31, 2017, organic pest control revenue decreased two percent compared to prior year, which was significantly impacted by a  $19 million organic revenue decline associated with Alterra. Excluding Alterra, organic pest control revenue increased $3 million, or less than one percent.

(2)	Termite renewal revenue comprised 47 percent of total revenue from Termite and Other Services for the both the fourth quarter of 2017 and 2016.

American Home Shield Segment

The table below presents selected operating metrics related to renewable home service plans and customer retention.

	As of December 31,
	2017(1)	2016(1)
American Home Shield
Growth in Home Service Plans	6%	15%
Customer Retention Rate	75%	76%

(1)

As of December 31, 2017 and 2016, excluding the impact of acquisitions, the growth in home warranties was six percent and seven percent, respectively, and the customer retention rate for our American Home Shield segment was 76 percent and 75 percent, respectively.

Franchise Services Group Segment

Revenue by service line is as follows:

	Three Months Ended		Year Ended		% of
	December 31,		December 31,		Revenue
(In millions)	2017	2016	2017	2016	2017
Royalty Fees	$32	$30	$127	$120	60%
Company-Owned Merry Maids Branches	—	—	—	6	—%
Janitorial National Accounts	15	11	53	43	25%
Sales of Products	4	5	16	16	7%
Other	4	4	17	15	8%
Total revenue	$55	$50	$212	$200	100%